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Exhibit 99.1

Kathleen S. Dvorak Senior Vice President and Chief Financial Officer or Randall W. Larrimore President and Chief Executive Officer United Stationers Inc. (847) 699-5000 FOR IMMEDIATE RELEASE

UNITED STATIONERS INC. REPORTS SECOND QUARTER RESULTS
AND CONTINUING WORKING CAPITAL IMPROVEMENTS

        DES PLAINES, Ill., July 23, 2002—United Stationers Inc. (NASDAQ: USTR) reported net sales for the second quarter ended June 30, 2002, of $898 million, down 8.3% compared with sales of $979 million for the same three months of 2001. Net income for the second quarter was $15.7 million, a 28.0% decrease from $21.8 million in the comparable period last year. Earnings per share were $0.46 for the quarter, off 29.2% compared with $0.65 for last year's three-month period. Earnings per share for the comparable quarter last year included a $0.04 per share negative impact related to the amortization of goodwill.

        Net sales for the first half of 2002 were $1.8 billion, compared with sales of $2.0 billion in the same period last year. After adjusting for one fewer selling day in the first half of 2002, sales were down 8.8%. Net income for the year-to-date period was $39.9 million, down 8.3% compared with $43.5 million a year ago. For the first six months of 2002, earnings per share were $1.16, down 9.4% compared with $1.28 in 2001. Earnings per share for the first half of 2002 included a $0.04 per share favorable adjustment to reverse a portion of the restructuring accrual recorded in the third quarter of 2001. Earnings per share for the first half of 2001 were affected by goodwill amortization, which had a negative impact of $0.08 per share.

        For the trailing 12 months, reductions in working capital (including sold receivables and excluding the restructuring accrual) generated approximately $113 million of cash. Cash from operations and working capital exceeded $230 million during the same period.

        Net capital spending, including capitalized software costs, for the first half of 2002 was $9.6 million versus $22.8 million at this time last year. The company expects that its 2002 net capital spending will be in the range of $30 million to $35 million.

Second Quarter Reflects Continuing Trends

        Second quarter 2002 results reflected soft sales in all major product categories. The three primary factors that affected the first quarter of 2002 continued to have an impact on sales comparisons in the second quarter: the integration of U.S. Office Products into the Corporate Express business model (in which a greater percentage of products are bought directly from manufacturers); the divestitures of the Positive ID division and the CallCenter Services business; and lower sales to national accounts, which appear to be the result of workforce reductions by large companies.

        Gross margins remain under pressure. United continues to experience a shift within each of its product categories toward consumable items and away from higher-margin, discretionary purchases, which reflects the weak economic environment. In addition, volume allowances from manufacturers have declined as a result of lower inventory purchases associated with both the decline in sales and the company's focus on working capital management. Despite these factors, the company expects to continue generating strong free cash flow.

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United Stationers Inc. Reports Second Quarter Results
and Continuing Working Capital Improvements
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        Operating expenses for the 2002 second quarter were $101.4 million, or 11.3% of sales, compared with $112.8 million, or 11.5% of sales, in the 2001 quarter. The 2002 numbers included approximately $2.5 million of incremental operating costs related to the restructuring plan. The rate decline was related primarily to cost reductions achieved from the restructuring plan.

        "While it was a challenging quarter from a financial perspective, United made important progress on its restructuring during the quarter," said Randall W. Larrimore, president and chief executive officer. "We also completed several operational initiatives that improved our ability to serve customers while controlling costs. Our actions included closing one of our oldest Supply Division distribution centers, located in Detroit, Michigan. In addition, we moved Azerty's computer consumables business into the Supply Division infrastructure and closed four Azerty distribution centers. This enhanced our ability to package computer consumables and traditional office products in a single box. Also, we opened a new state-of-the-art distribution facility in Grand Rapids, Michigan, and last week announced that we will be consolidating four Supply Division call centers into two national call centers. These call centers will have the latest in telephony and customer service systems technology. As a result of these and other actions, we are on target to save $25 million in 2002 as a result of our restructuring efforts."

Continuing Improvements in Working Capital and Free Cash Flow

        The company generated nearly $170 million in free cash flow (excluding the effects of the restructuring accrual and before share repurchases) for the trailing 12 months. Sources of cash were $232 million from operations, which includes $38 million in depreciation and amortization, and $113 million in working capital reductions. The working capital amount included receivables sold under the company's securitization program. Cash consumed for the trailing 12 months included $22 million in net capital spending and $44 million in scheduled debt repayments. On the same basis, free cash flow for the first half of 2002 was approximately $87 million.

        "Our strong cash flow resulted in a $207 million reduction in debt and securitization financing during the last 12 months. As a result, we had $45 million of receivables outstanding under our securitization program at the end of the second quarter, versus $152 million a year ago. This gave us a debt-to-total capitalization, including the securitization financing, of 34% at June 30, 2002, compared with 49% a year ago," Larrimore explained.

        "We are very proud of our improved working capital efficiency and strong cash flow. Our solid balance sheet will enable us to continue repurchasing our stock," he added.

Improved Outlook for 2003

        "We expect the rest of 2002 to be challenging, as the factors that affected our second quarter will most likely persist through the year. To date, sales for July are down 5% to 6% compared with the prior-year period. This is in line with our expectations, as the comparative prior-year period included a diminishing sales impact related to the U.S. Office Products business. In 2003, we believe that a stronger economic environment, combined with our marketing initiatives, will lead to higher sales, a more favorable product mix and improved operating margins. We also expect stronger sales and correspondingly higher inventory purchases to drive up manufacturers' volume allowances from 2002 levels. Furthermore, we are on track to achieve approximately $40 million in savings during 2003 as a result of our restructuring plan," said Larrimore.

        "Moving forward, Dick Gochnauer, our new chief operating officer, will be focusing on continuing to improve our operations. This will lead us to evaluate every activity that does not add value for our customers. So while our top-line growth is slower than we would like, we will continue to effectively hold the line on costs," Larrimore concluded.

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United Stationers Inc. Reports Second Quarter Results
and Continuing Working Capital Improvements
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Share Repurchase Update

        As previously announced, the company's board of directors approved an expanded stock repurchase program authorizing United to buy an additional $50 million of its common stock. The company has purchased $4 million under the new authorization, in addition to having used the $15 million remaining under the October 2000 authorization. Under this expanded program, purchases may be made from time to time in the open market or in privately negotiated transactions. Depending on market and business conditions and other factors, these purchases may continue or be suspended at any time without notice. The company has approximately 33.2 million shares outstanding.

Conference Call

        United Stationers will host a conference call on Wednesday, July 24, at 9:00 a.m. CDT to discuss second quarter performance. To hear the conference call, visit the investor relations section of the company's Web site at www.unitedstationers.com at least 15 minutes before the call, and follow the instructions provided to ensure that the necessary audio application is downloaded and installed. This program is provided at no charge to the user. In addition, interested parties can access an archived version of the call, which also will be located on the investor relations section of United Stationers' Web site, shortly after the call ends and for the following week.

Forward-Looking Statements

        This news release contains forward-looking statements, including references to plans, strategies, objectives, projected costs or savings, anticipated future performance or events and other statements that are not strictly historical in nature. These forward-looking statements are based on management's current expectations, forecasts and assumptions. This means they involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied here. These risks and uncertainties include, but are not limited to: the company's restructuring plan, including its ability to realize expected cost savings from facility rationalization, systems integration and other initiatives, and the timing of any of these savings; the company's ability to streamline its organization and operations and other acquired businesses and implement general cost-reduction initiatives, including timely reduction of expenses associated with The Order People; the company's reliance on key suppliers and the impact of fluctuations in their pricing; variability in vendor allowances and promotional incentives payable to the company based on inventory purchase volume, and the impact of this on its gross margin; the company's ability to anticipate and respond to changes in end-user demand; the impact of variability in customer demand on the company's product offerings and sales mix and, in turn, on customer rebates payable by the company and the company's gross margin; competitive activity and competitive pricing pressures; reliance on key management personnel; economic conditions and changes affecting the business products industry and the general economy. For additional information on these and other factors, please see the reports filed by the company with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking information contained in this news release. The forward-looking information here is given as of this date only, and the company undertakes no obligation to revise or update it.

Company Overview

        United Stationers Inc., with trailing 12 months sales of approximately $3.7 billion, is North America's largest wholesale distributor of business products and a provider of marketing and logistics services to resellers. Its integrated computer-based distribution system makes more than 40,000 items available to approximately 20,000 resellers. United is able to ship products within 24 hours of order placement because of its 36 United Stationers Supply Co. distribution centers, 24 Lagasse distribution centers that serve the janitorial and sanitation industry, two Azerty distribution centers in Mexico that serve computer supply resellers, two distribution centers that serve the Canadian marketplace, and a mega-distribution center shared by several business units. Its focus on fulfillment excellence has given the company an average order fill rate of 98%, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit www.unitedstationers.com.

        The company's common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.

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United Stationers Inc. Reports Second Quarter Results
and Continuing Working Capital Improvements
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United Stationers Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2002	2001	2002	2001
Net sales	$897,605	$978,886	$1,845,697	$2,038,728
Cost of goods sold	766,493	823,883	1,570,149	1,717,602

Gross profit	131,112	155,003	275,548	321,126
Operating expenses:
Warehousing, marketing and administrative expenses	101,418	111,175	204,832	229,528
Goodwill amortization	—	1,576	—	2,965
Restructuring charge reversal	—	—	(2,425)	—

Total operating expenses	101,418	112,751	202,407	232,493
Income from operations	29,694	42,252	73,141	88,633
Interest expense, net	4,134	6,398	8,556	14,453
Other expense (income), net	389	(366)	770	2,118

Income before income taxes	25,171	36,220	63,815	72,062
Income taxes	9,438	14,379	23,930	28,609

Net income	$15,733	$21,841	$39,885	$43,453

Net income per common share—assuming dilution	$0.46	$0.65	$1.16	$1.28

Average number of common shares	34,437	33,698	34,425	33,832

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United Stationers Inc. Reports Second Quarter Results
and Continuing Working Capital Improvements
Page five of five

United Stationers Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in thousands, except share data)
(unaudited)

	June 30,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$22,669	$19,602
Accounts receivable, net*	383,041	311,719
Inventories	507,171	594,454
Other current assets	19,013	22,762

Total current assets	931,894	948,537
Property, plant and equipment, net	177,886	199,564
Goodwill, net	180,580	193,677
Other	25,251	22,644

Total assets	$1,315,611	$1,364,422

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$315,269	$337,407
Accrued liabilities	133,653	118,638
Current maturities of long-term debt	53,405	44,386

Total current liabilities	502,327	500,431
Deferred income taxes	20,482	23,360
Long-term debt	195,803	304,678
Other long-term obligations	24,297	16,854

Total liabilities	742,909	845,323
Stockholders' equity:
Common stock, $0.10 par value; authorized—100,000,000 shares, issued—37,217,814 shares in 2002 and 37,213,207 shares in 2001	3,722	3,721
Additional paid-in capital	308,538	301,830
Treasury stock, at cost—3,744,050 shares in 2002 and 3,896,568 shares in 2001	(76,850)	(70,339)
Retained earnings	337,292	283,887

Total stockholders' equity	572,702	519,099

Total liabilities and stockholders' equity	$1,315,611	$1,364,422

*
The June 30, 2002 and 2001 accounts receivable balances do not include $45 million and $152 million, respectively, of accounts receivable sold through an asset-backed securitization program.

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  Exhibit 99.1